UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
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                                 SEC FILE NUMBER

                                                                       000-25170
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                                                                    CUSIP NUMBER
                                                                       12738N103
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                           NOTIFICATION OF LATE FILING

(Check One):  [ ]  Form 10-K    [  ]  Form 20-F     [  ]  Form 11-K
              |X|  Form 10-Q    [  ]  Form N-SAR

For Period Ended: June 30, 2004
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________


PART I -- REGISTRANT INFORMATION


Cadence Resources Corporation
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Full Name of Registrant

Royal Silver Mines, Inc.
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Former Name if Applicable

6 East Rose Street, P. O. Box 2056
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Address of Principal Executive Office (Street and Number)

Walla Walla, WA  99362
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The accounting firm of Williams & Webster, PS could not complete the financial statements in time for review by the management of the Company prior to filing.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

John Ryan                      (843)                         842-4048
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(Name)                      (Area Code)                 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).


|X| Yes   [ ] No


(3) Is it anticipated that any significant change in results of operations fromthe corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes   |X| No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Cadence Resources Corporation
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Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 16, 2004          By: /s/ John P. Ryan
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                                    John P. Ryan
                                    Chief Financial Officer